UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2019

CERENCE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39030	83-4177087
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS employer Identification No.)

15 Wayside Road Burlington, Massachusetts		01803
(Address of principal executive offices)		(Zip Code)

(857) 362-7300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CRNC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.   Entry into a Material Definitive Agreement.

Spin-Off and Related Agreements

On October 1, 2019 (the “Distribution Date”), Nuance Communications, Inc. (“Nuance”) completed the previously announced complete legal and structural separation and distribution to its stockholders of all of the outstanding shares of Cerence Inc. (“Cerence” and, together with its consolidated subsidiaries, “we,” “us,” “our” or the “Company”) in a tax free spin-off (the “Spin-Off”). The distribution was made in the amount of one share of the Company’s common stock for every eight shares of Nuance common stock (the “Distribution”) owned by Nuance’s stockholders as of 5:00 p.m. Eastern Time on September 17, 2019, the record date of the Distribution.

On September 30, 2019, in connection with the Spin-Off, the Company entered into several agreements with Nuance that set forth the principal actions taken or to be taken in connection with the Spin-Off and that govern the relationship of the parties following the Spin-Off, including the following:

●	a Separation and Distribution Agreement;

●	a Tax Matters Agreement;

●	a Transition Services Agreement;

●	an Employee Matters Agreement;

●	an Intellectual Property Agreement; and

●	a Transitional Trademark License Agreement.

The descriptions included below of the Separation and Distribution Agreement, Tax Matters Agreement, Transition Services Agreement, Employee Matters Agreement, Intellectual Property Agreement and Transitional Trademark License Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such Separation and Distribution Agreement, Tax Matters Agreement, Transition Services Agreement, Employee Matters Agreement, Intellectual Property Agreement and Transitional Trademark License Agreement, respectively, which are attached as Exhibits 2.1, 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with Nuance in advance of the Distribution. The Separation and Distribution Agreement sets forth our agreements with Nuance regarding the principal actions to be taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with Nuance following the Spin-Off.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from Nuance so that we and Nuance retain the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement generally provides that the assets comprising our business consist of those primarily related to our current business and operations (except for intellectual property assets, which are allocated to provide us with intellectual property rights with respect to technologies exclusively used by Nuance’s automotive business, and those intellectual property rights for which the development, enhancement and maintenance has historically been conducted by Nuance’s automotive business). The liabilities we assumed in connection with the Spin-Off generally consist of those related to the past and future operations of our business, including our locations used in our current operations. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Nuance.

Reorganization Transactions

The Separation and Distribution Agreement describes certain actions related to our separation from Nuance that occurred prior to the Distribution. As part of the internal restructuring actions taken by us and Nuance, the following transactions occurred: (i) pursuant to a series of internal transfers to certain foreign subsidiaries that are now held under a Netherlands holding company, the non-U.S. assets and operations relating to our business were separated from the other non-U.S. assets and operations of Nuance, and the Netherlands holding company was in turn distributed to Nuance in an internal spin-off, (ii) the U.S. assets and operations of our business was contributed to a new U.S. holding company, (iii) employees relating to our business that were previously employed by Nuance subsidiaries that did not become subsidiaries of Cerence became employees of the appropriate Cerence subsidiaries, (iv) both of the new holding companies were contributed to Cerence, and (v) on the Distribution Date prior to the Distribution, Cerence incurred indebtedness and distributed the proceeds to Nuance.

Intercompany Arrangements

All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and Nuance, on the other hand, terminated and/or were repaid effective as of the Distribution Date or shortly thereafter, except specified agreements and arrangements that are intended to survive the Distribution.

Credit Support

We agreed to use reasonable best efforts to arrange, prior to the Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through Nuance or any of its subsidiaries for the benefit of us or any of our subsidiaries.

Representations and Warranties

In general, neither we nor Nuance made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets have been transferred on an “as-is,” “where-is” basis.

Further Assurances

The parties will use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that have not been consummated prior to the Distribution as promptly as practicable following the Distribution Date. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Distribution.

The Distribution

The Separation and Distribution Agreement governs Nuance’s and our respective rights and obligations regarding the proposed Distribution. Prior to the Distribution, Nuance delivered all of the issued and outstanding shares of our common stock held by Nuance to the distribution agent. Following the Distribution Date, the distribution agent will electronically deliver all of the shares of our common stock previously held by Nuance to Nuance stockholders based on the distribution ratio. The Nuance board of directors, in its sole and absolute discretion, determined the record date, the Distribution Date and the terms of the Spin-Off. In addition, Nuance could have, at any time until the Distribution, decided to abandon the Distribution or modify or change the terms of the Distribution.

Conditions

The Separation and Distribution Agreement also provided that several conditions must be satisfied or, to the extent permitted by law, waived by Nuance, in its sole and absolute discretion, before the Distribution could occur.

Exchange of Information

We and Nuance agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Nuance also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement. Each party also agreed to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Termination

The Nuance board of directors, in its sole and absolute discretion, could have terminated the Separation and Distribution Agreement at any time prior to the Distribution.

Release of Claims

We and Nuance each agreed to release the other and its affiliates, successors and assigns, and all persons that prior to the Distribution have been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification

We and Nuance will each agree to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and Nuance’s respective businesses. The amount of either Nuance’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Tax Matters Agreement

We entered into a Tax Matters Agreement with Nuance that governs the respective rights, responsibilities and obligations of Nuance and us after the Distribution with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests).

The Tax Matters Agreement generally provides that we are responsible and will indemnify Nuance for all taxes, including income taxes, sales taxes, VAT and payroll taxes, relating to our business for all periods following the Distribution; and Nuance is responsible and will indemnify us for all taxes relating to our business for all periods preceding the Distribution. In addition, the Tax Matters Agreement addresses the allocation of liability for taxes that were incurred as a result of restructuring activities undertaken to effectuate the Spin-Off. Nuance has the right to control any audit or contest relating to any taxes with respect to all periods prior to the Distribution, but we have the right to review and comment on Nuance’s conduct of any such audit or contest, to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

In addition, the Tax Matters Agreement provides that we are required to indemnify Nuance for any taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state and local income tax law, as well as foreign tax law, where such taxes result from (a) breaches of covenants and representations we made and agreed to in connection with the Spin-Off, (b) the application of certain provisions of U.S. federal income tax law to the these transactions or (c) any other action or omission (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement or other ancillary agreements) we take after the Distribution that gives rise to these taxes. Nuance has the exclusive right to control the conduct of any audit or contest relating to these taxes, but we have the right to review and comment on Nuance’s conduct of any such audit or contest, to the extent that we could be liable for taxes under the Tax Matters Agreement as a result of such audit or contest.

The Tax Matters Agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, redemptions or repurchases, business combinations, sales of assets and similar transactions) that are designed to address compliance with Section 355 and related provisions of the Internal Revenue Code of 1986, as amended, and are intended to preserve the tax-free nature of the Spin-Off. Under the Tax Matters Agreement, these restrictions apply for two years following the Distribution, unless we or Nuance obtain a private letter ruling from the IRS or an opinion of counsel, in each case acceptable to Nuance in its reasonable discretion, that the restricted action would not impact the non-recognition treatment of the Spin-Off, or unless Nuance otherwise gives its consent for us to take a restricted action. Even if we do obtain such a private letter ruling or opinion, or Nuance does otherwise consent to our taking an otherwise restricted action, we will remain liable to indemnify Nuance in the event such restricted action gives rise to an otherwise indemnifiable liability. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which Nuance will provide us, and we will provide Nuance, with certain specified services for a limited time to help ensure an orderly transition following the Distribution. For a limited time after the Spin-Off, we may request that additional services in the same functional categories as the specified services be provided by Nuance to us so long as such additional services were provided historically by Nuance to our business. The services are generally intended to be provided for a period no longer than twelve months following the Distribution, with a possibility to extend the term of each service up to an additional twelve months. Each party may terminate the agreement in its entirety in the event of a material breach of the agreement by the other party that is not cured within a specified time period. Each recipient party may also terminate the services on an individual basis upon prior written notice to the party providing the service.

The service recipient is required to pay to the service provider a fee equal to the cost of service specified for each service, which is billed on a monthly basis.

We agreed to indemnify and hold Nuance harmless from any damages to the extent arising out of Nuance’s provision of the services unless such damages are the result of Nuance’s gross negligence, willful misconduct, breach of the agreement or violation of law in providing services. Additionally, Nuance’s liability is generally subject to a cap in the amount of fees actually received by Nuance from us in connection with the provision of the services. We also generally indemnify Nuance for all liabilities to the extent arising out of Nuance’s provision of the services unless such liabilities are the result of Nuance’s gross negligence, willful misconduct, breach of the agreement or violation of law in providing services, in which case, Nuance indemnifies us for such liabilities. These indemnification and liability terms are customary for agreements of this type.

Given the short-term nature of the Transition Services Agreement, we are in the process of increasing our internal capabilities to eliminate reliance on Nuance for the transition services it will provide us as quickly as possible following the Spin-Off.

Employee Matters Agreement

We entered into an Employee Matters Agreement with Nuance that addresses employment and employee compensation and benefits matters. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated prior to the Spin-Off. Except as specifically provided in the Employee Matters Agreement, we are generally responsible for all employment and employee compensation and benefits-related liabilities relating to our employees, former employees and other service providers. In particular, we assumed certain assets and liabilities with respect to our current and former employees under certain of Nuance’s U.S. and non-U.S. defined benefit pension plans (with assets and liabilities allocated based on formulas specified in the Employee Matters Agreement for each pension plan). Generally, except as may be provided in the Transition Services Agreement, each of our employees cease active participation in Nuance compensation and benefit plans as of the Spin-Off. The Employee Matters Agreement also provides that we establish certain compensation and benefit plans for the benefit of our employees following the Spin-Off, including a 401(k) savings plan, which accepts direct rollovers of account balances from the Nuance 401(k) savings plan for any of our employees who elect to do so. Generally, following the Spin-Off, we assume and are responsible for any annual bonus payments, including with respect to the year in which the Spin-Off occurs, and any other cash-based incentive or retention awards to our current and former employees. Nuance long-term incentive compensation awards, including stock options and restricted stock units, held by Cerence employees are treated as described in “Executive and Director Compensation—Equity Plan” in Amendment No. 1 to the Company’s Registration Statement on Form 10 (File No. 001-39030), filed with the Securities and Exchange Commission (the “SEC”) on September 4, 2019 (the “Form 10”). The Employee Matters Agreement incorporates the indemnification provisions contained in the Separation and Distribution Agreement and described above. In addition, the Employee Matters Agreement provides that we indemnify Nuance for certain employee-related liabilities associated with the Transition Services Agreement.

Intellectual Property Agreement

We entered into an Intellectual Property Agreement with Nuance, pursuant to which we granted to Nuance, and Nuance granted to us, perpetual, non-exclusive, royalty-free licenses to certain patents and technology, as well as certain other intellectual property that have historically been shared between us and Nuance. The intellectual property licensed to us under the Intellectual Property Agreement includes patents, software and technologies that have generally been more significant to the business of Nuance, but are used in our business following the Spin-Off, and are technologies in the general areas of automatic speech recognition and natural language understanding.

The patent and technology licenses are generally limited to the respective licensee’s defined field of use, and after the fifth anniversary of the Spin-Off, the technology licenses will extend to all fields. The field of use for intellectual property licensed from Nuance to Cerence is generally for the automotive industry and certain ancillary fields, including (i) providing customer service and call center solutions to vehicle manufacturers and transportation service providers and (ii) providing certain internet of things devices for the greater China market (excluding the healthcare and enterprise solutions markets). The field of use for intellectual property licensed from Cerence to Nuance is generally for industries other than the automotive industry. The Intellectual Property Agreement also provides arrangements for each of us and Nuance to utilize certain data used by both us and Nuance. In addition, we agreed not to challenge Nuance’s rights in its existing intellectual property rights or act to impair such intellectual property rights, and Nuance agreed not to challenge our rights in our existing intellectual property rights or act to impair such intellectual property rights. The non-exclusive license to us will generally be transferable with any sale or transfer of an entity or line of business of ours that utilizes Nuance’s intellectual property, and the license to Nuance will generally be transferable with any sale or transfer of an entity or line of business of Nuance that utilizes our intellectual property.

The Intellectual Property Agreement also contains certain provisions relating to the recordation of the transfers of intellectual property rights set forth in the Separation and Distribution Agreement.

Transitional Trademark License Agreement

We entered into a Transitional Trademark License Agreement with Nuance, pursuant to which Nuance granted us a non-exclusive, royalty free license to continue using certain of Nuance’s trademarks, trade names and service marks with respect to the “Nuance” and “Dragon” brands in connection with the sale, marketing and other commercialization of our products and services. The term of the licenses generally do not exceed six months. The Transitional Trademark License Agreement also provides that we use commercially reasonable efforts to cease using the licensed trademarks as soon as reasonably practicable. The license to us is generally transferable with any sale or transfer of an entity or line of business of ours that utilizes Nuance’s trademarks.

Senior Credit Facilities

Also in connection with the Spin-Off, on October 1, 2019 (the “Financing Closing Date”), the Company entered into a Credit Agreement, by and among the Company (the “Borrower”), the lenders and issuing banks party thereto and Barclays Bank PLC, as administrative agent (the “Credit Agreement”), which provides for senior secured financing of $345.0 million, consisting of:

●	a five-year senior secured term loan facility in an aggregate principal amount of $270.0 million (the “Term Loan Facility”); and

●

a 54-month senior secured first-lien revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Facility” and, together with the Term Loan Facilities, the “Senior Credit Facilities”).

Up to the equivalent of $15.0 million may be utilized under the Revolving Facility for the issuance of letters of credit to the Borrower or any of its subsidiaries. Letters of credit are available for issuance under the Credit Agreement on terms and conditions customary for financings of this kind, which issuances will reduce availability under the Revolving Facility.

The Borrower borrowed an aggregate amount of $270.0 million under the Term Loan Facility on the Financing Closing Date. The letters of credit and Revolving Facility are available for working capital and other general corporate purposes from time to time after the Financing Closing Date prior to the final maturity of the Revolving Facility. No amounts were drawn under the Revolving Facility at the time of the Spin-Off.

Use of Proceeds

In connection with the consummation of the Spin-Off, the Borrower transferred approximately $153 million of the net proceeds of the Term Loan Facility to Nuance and paid fees and expenses in connection with the transactions, after which Cerence will have approximately $110.0 million left on its balance sheet.

Guarantees and Security

The Borrower’s obligations under the Credit Agreement are jointly and severally guaranteed by certain of its direct and indirect wholly owned domestic subsidiaries (the “Guarantors”) that entered into a subsidiary guarantee agreement (the “Subsidiary Guarantee Agreement”) with Barclays Bank PLC, as administrative agent. The Borrower and the Guarantors also entered into a collateral agreement (the “Collateral Agreement”) with Barclays Bank PLC, as collateral agent. Pursuant to the Collateral Agreement, all obligations of the Borrower and the Guarantors are secured by substantially all tangible and intangible personal property and material real property of the Borrower and Guarantors, including a perfected first-priority pledge of all (or, in the case of foreign subsidiaries or subsidiaries (“FSHCO”) that own no material assets other than equity interests in foreign subsidiaries that are “controlled foreign corporations” or other FSHCOs, 65%) of the equity securities of each subsidiary of the Borrower held by any loan party, subject to certain customary exceptions and limitations.

Maturity

The Revolving Facility matures 54 months after the Financing Closing Date, with certain extension rights in the discretion of each lender. The Term Loan Facility matures five years after the Financing Closing Date, with certain extension rights in the discretion of each lender.

Interest Rate and Fees

The Senior Credit Facilities are subject to an interest rate, at the option of the Borrower, of either (a) base rate determined by reference to the highest of (1) the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the United States, (2) the federal funds effective rate, plus 0.5% and (3) the one month adjusted LIBOR rate, plus 1% per annum (“ABR”) or (b) an adjusted LIBOR rate (“LIBOR”) (which shall not be less than 1% per annum), in each case, plus an applicable margin. The applicable margins for the Senior Credit Facilities are 6.00% per annum (for LIBOR loans) and 5.00% per annum (for ABR loans). Accordingly, the interest rates for the Senior Credit Facilities will fluctuate during the term of the Credit Agreement based on changes in the ABR or LIBOR. Interest payments with respect to the Senior Credit Facilities are required either on a quarterly basis (for ABR loans) or at the end of each interest period (for LIBOR loans) or, if the duration of the applicable interest period exceeds three months, then every three months.

In addition to paying interest on outstanding borrowings under the Revolving Facility, we are required to pay a quarterly commitment fee based on the unused portion of the Revolving Facility.

We are obligated to make quarterly principal payments in an aggregate annual amount equal to 3.5% of the original principal amount of the Term Loan Facility during the first two years of the Term Loan Facility, and 10% of the original principal amount of the Term Loan Facility thereafter, with the balance payable at the maturity date thereof. Such amortization payments may be reduced from time to time in accordance with the terms of the Credit Agreement as a result of the application of loan prepayments made by us, if any, prior to the scheduled date of payment thereof.

Prepayments

The Borrower may voluntarily prepay borrowings under the Credit Agreement without premium or penalty, subject to a 1.00% prepayment premium in connection with any repricing transaction with respect to the Term Loan Facility in the first six months after the effective date of the Credit Agreement and customary “breakage” costs with respect to LIBOR loans. The Borrower may also reduce the commitments under the Revolving Facility, in whole or in part, in each case, subject to certain minimum amounts and increments.

The Credit Agreement also contains certain mandatory prepayment provisions in the event that we incur certain types of indebtedness, receive net cash proceeds from certain non-ordinary course asset sales or other dispositions of property or generate excess cash flow, starting with the fiscal year ending on September 30, 2020, 75% of excess cash flow on an annual basis (with step-downs to 50%, 25% and 0% subject to compliance with certain net first lien leverage ratios), in each case subject to terms and conditions customary for financings of this kind.

Representations and Warranties

The Credit Agreement contains certain representations and warranties (subject to certain agreed qualifications), including, among others, (i) status, binding obligations, non-conflict with other obligations, power and authority, validity and enforceability and ranking, (ii) no insolvency, taxation and no litigation, (iii) financial statements and financial information, (iv) property ownership, (v) investment company status, (vi) security interests, (vii) government approvals, (viii) environmental matters and (ix) compliance with sanctions and anti-corruption laws.

Certain Covenants

The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit the Borrower and the Borrower’s subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, enter into restrictive agreements, to designate subsidiaries as unrestricted, to make certain investments, loans, advances, guarantees and acquisitions to prepay certain indebtedness and to pay dividends, to make other distributions or redemptions/repurchases, in respect of the Borrower and the Borrower’s subsidiaries’ equity interests, to engage in transactions with affiliates or to amend certain material documents.

In addition, the Credit Agreement contains a financial covenant requiring the maintenance of a net first lien leverage ratio of not greater than 6.00 to 1.00.

Events of Default

The Credit Agreement contains customary events of default, including with respect to a failure to make payments under the Senior Credit Facilities, cross-default, certain bankruptcy and insolvency events and customary change of control events.

The foregoing descriptions of the Credit Agreement, the Subsidiary Guarantee Agreement and the Collateral Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached as Exhibits 10.6, 10.7 and 10.8, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sales of Equity Securities.

In connection with Nuance’s series of internal reorganization transactions, pursuant to which, among other transactions, we now hold, directly or through our subsidiaries, Nuance’s automotive technology business, on September 29, 2019 we issued 33,269,740 shares of our common stock, and on September 30, 2019 we issued 2,470,969 shares of our common stock, in each case, in a transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, to Nuance, in exchange for the contribution to us by Nuance of certain of its subsidiaries.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 below is incorporated into this Item 3.03 by reference.

Item 5.01. Changes in Control of Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 5.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Company’s Information Statement filed as Exhibit 99.1 to the Form 10 (the “Information Statement”), on or prior to October 1, 2019, the persons set forth in the table below assumed their positions as directors on the Company’s Board of Directors (our “Board”). Also on or prior to October 1, 2019, Kristi Ann Matus (Chair), Sanjay Jha and Alfred Nietzel assumed positions as members of the Audit Committee; Sanjay Jha (Chair), Marianne Budnik and Thomas Beaudoin assumed positions as members of the Compensation Committee; and Arun Sarin (Chair), Marianne Budnik and Alfred Nietzel assumed positions as members of the Nominating and Governance Committee. Each director will hold office until a successor is elected and qualified or until the director’s death, resignation or removal.

Name	Age	Committee Appointment
Thomas Beaudoin	65	Compensation Committee
Marianne Budnik	50	Compensation Committee and Nominating and Governance Committee
Sanjay Dhawan	55	N/A
Sanjay Jha	57	Audit Committee and Compensation Committee
Kristi Ann Matus	51	Audit Committee
Alfred Nietzel	57	Audit Committee and Nominating and Governance Committee
Arun Sarin	64	Nominating and Governance Committee

As previously reported in the Information Statement, effective on October 1, 2019, the following persons were appointed to the offices of the Company set forth beside each person’s name:

Name	Age	Position(s)
Sanjay Dhawan	55	Chief Executive Officer
Leanne Fitzgerald	54	General Counsel
Mark Gallenberger	55	Chief Financial Officer
Stefan Ortmanns	56	Executive Vice President

Information regarding the background of each other directors and executive officer of the Company is included in the Information Statement under the caption “Management,” of which pertinent pages 100 through 102 are included as Exhibit 99.1 to this Current Report on Form 8-K and are deemed incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Distribution, on September 30, 2019, the Company filed an Amended and Restated Certificate of Incorporation (“Charter”) with the Secretary of State of the State of Delaware, which became effective on October 1, 2019. The Amended and Restated By-laws of the Company (the “By-Laws”) also became effective on October 1, 2019. The Charter and By-Laws were previously approved by our Board and Consolidated Mobile Corporation (“Consolidated Mobile”), a previously wholly owned subsidiary of Nuance, in its capacity as sole stockholder of the Company.

A summary of the material provisions of the Charter and By-Laws can be found in the section titled “Description of Our Capital Stock” of the Information Statement, of which pertinent pages 119 through 123 are included as Exhibit 99.2 to this Current Report on Form 8-K and are deemed incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Charter and By-laws, incorporated by reference to Exhibits 3.1 and 3.2 of this Current Report on Form 8-K, and incorporated herein by reference.

Item 8.01. Other Events.

On October 1, 2019, the Company issued a press release announcing the completion of the Spin-Off from Nuance and the beginning of regular-way trading of the Company’s common stock on the Nasdaq Global Select Market. A copy of the press release is filed as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Separation and Distribution Agreement, dated September 30, 2019, between Nuance Communications, Inc. and Cerence Inc.

3.1	Amended and Restated Certificate of Incorporation.

3.2	Amended and Restated By-laws.

10.1	Tax Matters Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Inc.

10.2	Transition Services Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Operating Company.

10.3	Employee Matters Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Inc.

10.4	Intellectual Property Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Inc.

10.5	Transitional Trademark License Agreement, dated as of September 30, 2019, between Nuance Communications, Inc. and Cerence Inc.

10.6	Credit Agreement, dated as of October 1, 2019, among Cerence Inc., Barclays Bank PLC, as administrative agent, and the other lenders and financial institutions party thereto.

10.7	Subsidiary Guarantee Agreement, dated as of October 1, 2019, among the subsidiaries of Cerence Inc. named therein and Barclays Bank PLC, as administrative agent.

10.8	Collateral Agreement, dated as of October 1, 2019, among Cerence Inc., the subsidiary loan parties thereto and Barclays Bank PLC, as collateral agent.

99.1	Pertinent pages 100 through 102 from Exhibit 99.1 to the Company’s Registration Statement on Form 10, dated and filed with the Securities and Exchange Commission on September 4, 2019.

99.2	Pertinent pages 119 through 123 from Exhibit 99.1 to the Company’s Registration Statement on Form 10, dated and filed with the Securities and Exchange Commission on September 4, 2019.

99.3	Press Release dated October 1, 2019, issued by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 1, 2019	CERENCE INC.

	By:	/s/ Leanne Fitzgerald
Name: Leanne Fitzgerald Title: General Counsel